Exhibit 3.1
AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PLAINS ALL AMERICAN PIPELINE, L.P.
     This Amendment No. 2 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of June 27, 2001 (the “Partnership Agreement”), is hereby adopted effective as of November 15, 2006, by Plains AAP, L.P., a Delaware limited partnership, (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 13.1 of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with Section 14.3 of the Partnership Agreement;
     WHEREAS, the transactions contemplated (the “PPX Merger”) by that certain Agreement and Plan of Merger (the “PPX Merger Agreement”) dated June 11, 2006 among Pacific Energy Partners, L.P., Pacific Energy GP, L.P., Pacific Energy Management LLC, the Partnership, Plains AAP, L.P. and Plains All American GP LLC, have been approved in accordance with Section 14.3 of the Partnership Agreement;
     WHEREAS, this Amendment shall become effective only upon and after consummation of the PPX Merger, and shall in no event become effective after the Drop Dead Date (as defined in the PPX Merger Agreement).
     NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1. Section 1.1 is hereby amended by adding the following definition:
     “PPX Merger Closing Date” means the date on which the merger contemplated by that certain Agreement and Plan of Merger, dated June 11, 2006, among Pacific Energy Partners, L.P., Pacific Energy GP, L.P., Pacific Energy Management LLC, the Partnership, Plains AAP, L.P. and Plains All American GP LLC, have been consummated.
Section 2. Section 6.4 is hereby amended by adding a new subsection (c) to such Section:
     “(c) Notwithstanding anything to the contrary in this Section 6.4, any distributions to the holder(s) of the Incentive Distribution Rights provided for in clauses (ii), (iii) and (iv) of Subsection 6.4(b), as applicable, shall be adjusted commencing with the earlier to occur of (x) the payment date of the first quarterly distribution declared and paid after the PPX Merger Closing Date that equals or exceeds $0.80 per unit or (y) the payment date of the second quarterly distribution declared and paid after the PPX Merger Closing Date (the earlier to occur of (x) or (y) being referred to as the “IDR Reduction Date”). Such adjustment shall be as follows: (i) for the quarterly distribution paid on the IDR Reduction Date and the three quarterly distributions declared and paid following the IDR Reduction Date, any distributions to the holder(s) of the Incentive Distribution Rights shall be reduced by $5,000,000 per quarter, (ii) for the four quarterly distributions commencing on the first anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iii) for the four quarterly distributions commencing on the second anniversary of the IDR Reduction Date, such distributions shall be reduced by $3,750,000 per quarter, (iv) for the four quarterly distributions commencing on the third anniversary of the IDR Reduction Date, such distributions shall be reduced by $2,500,000 per quarter and (v) for the four quarterly distributions commencing on the fourth anniversary of the IDR Reduction Date, such distributions shall be reduced by $1,250,000 per quarter. For the avoidance of doubt, the reduction shall be an aggregate of $20 million for the first four quarters (commencing with and including the IDR Reduction Date), $15 million for the second four quarters, $15 million for the third four quarters, $10 million for the fourth four quarters and $5 million for the fifth four quarters, for an aggregate of $65 million over twenty quarters.”
Section 3. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 4. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: PLAINS AAP, L.P.
By:	PLAINS ALL AMERICAN GP LLC, its General Partner

By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President

2